Exhibit 99.1

Kohl’s Corporation Holds Annual Shareholders Meeting

MENOMONEE FALLS, Wis.—May 10, 2023 — Kohl’s Corporation (NYSE:KSS) (“Kohl’s” or the “Company”) today held its annual shareholders meeting. Following are the preliminary results for the four proposals voted upon by shareholders:

1.

Kohl’s shareholders elected Michael J. Bender, Peter Boneparth, Yael Cosset, Christine Day, H. Charles Floyd, Margaret L. Jenkins, Thomas A. Kingsbury, Robbin Mitchell, Jonas Prising, John E. Schlifske, and Adrianne Shapira to the board of directors for one-year terms, with an average vote in favor of more than 94 percent of the votes cast.

2.	An advisory vote to approve the compensation of Kohl’s named executive officers received more than 93 percent of the votes cast.

3.

With respect to an advisory vote on the frequency of future advisory votes on the compensation of Kohl’s named executive officers, a frequency of one year received the highest number of votes, with a vote in favor of more than 95 percent of the votes cast; and

4.	A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm for fiscal year 2023 received more than 94 percent of the votes cast.

Kohl’s 10-K, proxy and information about the company’s 2022 financial performance are available at Corporate.Kohls.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s then current views and assumptions and, as a result, are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and private brands at incredible savings for families nationwide. Kohl’s is committed to progress in its diversity, equity and inclusion strategy, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media;

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com